Exhibit 99.2

Item 2.        Properties
Belden owns and leases manufacturing, warehousing, sales, and administrative space in locations around the world. We also have a corporate office that we lease in St. Louis, Missouri. The leases are of varying terms, expiring from 2017 through 2026.

The table below summarizes the geographic locations of our manufacturing and other operating facilities utilized by our segments as of December 31, 2016.

	Broadcast Solutions	Enterprise Solutions	Industrial Solutions	Network Solutions	Utilized by Multiple Segments	Total
Brazil	—	—	1	—	—	1
Canada	1	—	1	—	—	2
China	1	—	—	—	1	2
Czech Republic	—	—	1	—	—	1
Denmark	1	1	—	—	—	2
Germany	—	—	2	2	—	4
Hungary	—	—	—	—	1	1
Italy	—	—	—	—	1	1
Japan	1	—	—	—	—	1
Mexico	1	—	—	—	2	3
Netherlands	1	—	1	—	—	2
St. Kitts	1	—	—	—	—	1
United Kingdom	2	—	—	—	—	2
United States	2	1	3	3	5	14
Total	11	2	9	5	10	37
In addition to the manufacturing and other operating facilities summarized above, our segments also utilize approximately 33 warehouses worldwide. As of December 31, 2016, we owned or leased a total of approximately 7 million square feet of facility space worldwide. We believe that our production facilities are suitable for their present and intended purposes and adequate for our current level of operations.